                                                              Exhibit (4)(j)(iv)

                       Metropolitan Life Insurance Company

                               One Madison Avenue
                            New York, New York 10010
================================================================================
INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached. The effective date of the provisions in this Endorsement are the same as the date of issue shown on the Contract Schedule page, or the date the provision is required under the Federal tax law, if later. If there is a conflict between the terms of the Contract (including any prior endorsements or riders thereto) and the terms of this Endorsement, this Endorsement controls. However, the Contract may contain further restrictions (including but not limited to the types and number of contributions which will be accepted), which will continue to apply to the extent consistent with Federal tax law.

TERMS USED IN THIS ENDORSEMENT

(a)      "We" or the "Company", means Metropolitan Life Insurance Company.

(b) "Annuitant", "You", and "Your" refer to the measuring life who is also the owner of the annuity Contract.

THE FOLLOWING PROVISIONS APPLY TO A CONTRACT WHICH IS ISSUED ON A QUALIFIED BASIS IF THE APPLICATION INDICATES IT IS TO BE ISSUED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, ("CODE") SECTION 408(b):

1.       This Contract is not transferable.

2. This Contract, and the benefits under it, cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation.

3.       The Owner is the Annuitant.

4.       The Annuitant's entire interest in this Contract is nonforfeitable.

5. This Contract is established for the exclusive benefit of the Annuitant and the Annuitant's beneficiary(ies).

6. Any refund of contributions (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future contributions or the purchase of additional benefits.

7.       Contributions:

                  a) Except in the case of a rollover contribution or a non-taxable transfer (as permitted by Code sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
                           408(d)(3) or 457(e)(16)), or a contribution under a Simplified Employee Pension (SEP) under section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed:
                                    $3,000 for any taxable year beginning in 2002 through 2004;
                                    $4,000 for any taxable year beginning in 2005 through 2007; and
                                    $5,000 for any taxable year beginning in 2008 and years thereafter.

                  b) After 2008, the limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code section 219(b)(5)(C). Such adjustments will be in multiples of $500.

                  c) In the case of an individual who is 50 or older, the annual cash contribution limit is increased by:
                                    $500 for any taxable year beginning in 2002
                                    through 2005; and
                                    $1,000 for any taxable year beginning in
                                    2006 and years thereafter.

                                                       Exhibit (4)(j)(iv) cont'd

8. No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

9.       Distributions in the form of an annuity:

                  a) The distribution of the Annuitant's interest in the Contract shall be made in accordance with the requirements of Code section 408(b)(3) and the regulations there under, the provisions of which are herein incorporated by reference.

                  b) Distributions under the annuity payment options in the Contract must commence to be distributed, no later than the first day of April following the calendar year in which the Annuitant attains age 70 1/2, (the "required beginning date"), over (a) the life of the Annuitant, or the lives of the Annuitant and his or her designated beneficiary within the meaning of section 401(a)(9) ("designated beneficiary"), or (b) a period certain not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in the Q&As -1 and -4 of section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of section 1.401(a)(9)-6T.

                  c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in section 1.401(a)(9)-6T of the Temporary Income Tax Regulations.

                  d) The first required payment can be made as late as April 1 of the year following the year the individual attains 70 1/2 and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

                  e) The interest in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

10.      Distributions in a form other than an annuity:

                  a) The distribution of the Annuitant's interest in the Contract shall be made in accordance with the requirements of Code section 408(a)(6) and the regulations there under, the provisions of which are herein incorporated by reference.

                  b) The entire value of the Contract will commence to be distributed no later than the first day of April following the calendar year in which the Annuitant attains age 70 1/2 (the "required beginning date") over the life of the Annuitant or the lives of the Annuitant and his or her designated beneficiary.

                  c) The amount to be distributed each year, beginning with the calendar year in which the Annuitant attains age 70 1/2 and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the annuitant's benefit ("Account Value") by the distribution period provided in the Uniform Lifetime Table in Q&A-2 of section 1.401(a)(9)-9 of the Income Tax Regulations, using the Annuitant's age as of his or her birthday in the year. However, if the Annuitant's sole designated beneficiary is his or her surviving spouse and such spouse is more than 10 years younger than the individual, then the distribution period is determined under the Joint and Last Survivor Table in Q&A-3 of section 1.401(a)(9)-9 using the ages as of the Annuitant's and spouse's birthdays in the year.

                  d) The required minimum distribution for the year the Annuitant attains age 70 1/2 can be made as late as April 1 of the following year. The required minimum distribution for any other year must be made by the end of such year.

                                                       Exhibit (4)(j)(iv) cont'd

11. The Account Value includes the amount of any outstanding rollover, transfer and recharacterization under Q&As -7 and -8 of section 1.408-8 of the Income Tax Regulations.

12. If the Annuitant has more than one individual retirement annuity or account ("IRA"), the amount of the required minimum distribution must determined separately for each IRA and then aggregated to determine the required minimum distribution for the year. However, the Annuitant shall be permitted to withdraw this required minimum distribution in any year from any one or a combination of his or her IRAs in accordance with the Federal income tax rules. Notwithstanding anything in the Contract to the contrary, if the Annuitant does not elect to receive a distribution from this Contract to satisfy the minimum distribution, we will assume that the Annuitant is receiving the required amount from another IRA. The Annuitant shall be responsible in such instance for determining whether the minimum distribution requirements are met, and the Company shall have no responsibility for such determination.

13. If the Annuitant dies after distributions have begun the following rules apply:

                  a) where distributions have begun under a permissible income annuity option, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death;

                  b) if distributions have begun in a form other than a permissible annuity payment option, payments must be made over a period not extending beyond the remaining life expectancy of the designated beneficiary as provided in the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations (or over a period no longer than the remaining life expectancy of the Annuitant in the year of death, if longer, or where there is no designated beneficiary). Payments must commence no later than December 31st of the calendar year following the calendar year of the Annuitant's death.

                           If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's (or Annuitant's) age in the year of the Annuitant's death, reduced by one (1) for each subsequent year.

14. If the Annuitant dies before distributions have begun, the entire amount payable to the beneficiary will be distributed no later than December 31 of the calendar year which contains the fifth anniversary of the date of the Annuitant's death except to the extent that an election is made to receive distributions in accordance with (a) or (b) below:

                  a) if any portion of the Contract proceeds is payable to a designated beneficiary, distributions may be made in installments over the life or over a period not extending beyond the life expectancy of the designated beneficiary commencing no later than December 31 of the calendar year immediately following the calendar year in which the Annuitant died;

                  b) if the sole designated beneficiary is the Annuitant's surviving spouse, and benefits are to be distributed in accordance with (a) above, distributions must begin on or before the later of (a) December 31 of the calendar year immediately following the calendar year in which the annuitant died or (b) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed no later than December 31 of the calendar year which contains the fifth anniversary of the Annuitant's death, or, if elected, in accordance with paragraph
                           (a) above, starting by December 31 of the calendar year following the calendar year of the spouse's death. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Contract option chosen.

15.      Special Rules for Distributions After the Annuitant's Death

                  a) If the designated beneficiary is the Annuitant's surviving spouse, to the extent permitted under the tax law, the spouse may instead of receiving distributions under sections 13 and 14, treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from such Contract, or fails to elect any of the above provisions.

                                                       Exhibit (4)(j)(iv) cont'd

                  b) For purposes of distributions beginning after the annuitant's death, life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. The life expectancy of the surviving spouse shall be recalculated each year (except as provided under Income Tax Regulations after the death of the surviving spouse). In all other cases, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Life expectancy for distributions under an annuity payment option available under the Contract may not be recalculated.

                  c) Distributions are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under the Code or Income Tax Regulations.

16. The company shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

17. This contract does not require fixed premiums or contributions. However, if we do not receive an initial contribution within 120 days of the Contract issue date, this Contract may be cancelled. Also, we may, if permitted by law, cancel your Contract by paying you its contract value if (a) we do not receive any contributions under your Contract for at least two full consecutive policy years; (b) the contract value is less than $2,000; and (c) such contract value if accrued with interest to age (70 1/2) at the minimum interest rate specified in the Contract will provide an income payment of less than $20 per month if calculated under the basis described in the Contract and exhibits thereto.

18.      In order to continue to qualify this annuity Contract as an IRA under section 408(b) and to comply with Federal income tax rules, we have the right to interpret its provisions in accordance with the Code, including without limitation section 408(b), section 401(a)(9) and the regulations there under. We may amend this Contract to reflect changes in the tax law. We will notify you of any such amendments and, when required by law, we will obtain the approval of the appropriate regulatory authority.

All other terms and conditions of the Contract remain unchanged.

Metropolitan Life Insurance Company has caused this Rider to be signed by its Vice-President & Secretary.

/s/ Gwenn L. Carr
-----------------
Gwenn L. Carr
Vice-President & Secretary